Filed Pursuant to Rule 424(b)(3)

File No. 333-254473

NUVEEN PREFERRED & INCOME OPPORTUNITIES FUND

(NYSE: JPC)

SUPPLEMENT DATED DECEMBER 15, 2021

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (THE “SAI”)

DATED MARCH 18, 2021, AS SUPPLEMENTED

The Board of Trustees of Nuveen Preferred & Income Fund (the “Fund”) has approved the termination by the Fund’s investment adviser, Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), of its sub-advisory agreement with NWQ Investment Management Company, LLC (“NWQ”) with respect to the Fund, effective December 31, 2021. The termination was approved in connection with the transfer of investment management personnel from NWQ into its affiliate, Nuveen Asset Management, LLC (“Nuveen Asset Management”), also a sub-adviser to the Fund, which will occur on December 31, 2021. On that date, any Fund assets managed by NWQ will be reallocated to Nuveen Asset Management, with the NWQ personnel who currently serve as portfolio managers continuing to do so as Nuveen Asset Management personnel.

The terms of Nuveen Asset Management’s existing sub-advisory agreement with respect to the Fund are substantially identical to the terms of NWQ’s sub-advisory agreement. As such, this change will have no impact on the Fund’s fees, nor will it impact the Fund’s investment objectives or policies. Policies that apply only to a particular sub-adviser will not be impacted and will continue to apply only to those portfolio managers subject to such policies prior to the termination of NWQ on December 31, 2021. For example, the Fund’s policy to invest up to 5% of the portion of its portfolio managed by Nuveen Asset Management in preferred securities issued by companies located in emerging market countries will continue to apply only to those portfolio managers employed by Nuveen Asset Management prior to the termination of NWQ and will not impact those portfolio managers previously employed by NWQ who will serve as Nuveen Asset Management personnel beginning December 31, 2021.

Based on the foregoing, effective December 31, 2021, all references to “NWQ Investment Management Company, LLC” and “NWQ” as a sub-adviser to the Fund are removed from the Fund’s Prospectus and SAI, and any supplements thereto.

Nuveen Fund Advisors, Nuveen Asset Management and NWQ are subsidiaries of Nuveen, LLC.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI

FOR FUTURE REFERENCE